EX 99-B.4.10

RELIASTAR LIFE INSURANCE COMPANY

A Stock Company

Home Office: Minneapolis, Minnesota	ING Service Center: Minot, North Dakota

MINIMUM GUARANTEED ACCUMULATION BENEFIT RIDER

This Rider is part of your Contract. The provisions in this Rider supersede any conflicting provisions in your Contract or in any prior rider.

"We" are ReliaStar Life Insurance Company.

"You" are the Owner of the Contract according to our records.

Definition of Terms - Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:

Adjusted Contract Value - Applicable only if the Contract permits loans. The Adjusted Contract Value is equal to the Contract Value minus the sum of all loan repayments made since the Term began, if any, allocated to the Sub-Accounts during the Term.

End of Term Date - The date shown on the Rider Schedule on which the Additional Amount is calculated. If that date is not a Valuation Date, then the End of Term Date is the next Valuation Date immediately following that date.

Eligible Funds - The investment portfolios listed on the Rider Schedule and such additional investment portfolios that we may identify from time to time in the Contract Prospectus. You must invest exclusively in one or more of the Eligible Funds during the entire Term (other than when we may require you to invest in the money market Sub-Account under the Contract in connection with our Right to Cancel procedures).

Reset - A reset in the Guaranteed Accumulation Benefit Amount equal to the current Contract Value, determined as of a Reset Date.

Reset Date - The date shown on the Rider Schedule on which you may elect a Reset in the Guaranteed Accumulation Benefit Amount. If no date is shown, a Reset is not available.

Term - The period of time specified on the Rider Schedule that begins on the Effective Date of this Rider or on a Reset Date.

Minimum Guaranteed Accumulation Benefit - You have purchased a Minimum Guaranteed Accumulation Benefit Rider. Subject to the terms and conditions described herein, we will increase the Contract Value by an Additional Amount (as determined under the Additional Amount provision of this Rider), if on the End of Term Date, the Contract Value or Adjusted Contract Value, whichever is applicable, is less than the Guaranteed Accumulation Benefit Amount (as determined under the Guaranteed Accumulation Benefit Amount provision of this Rider).

This Rider may be purchased on the Issue Date or on the first (1st) through third (3rd) Contract Anniversaries, provided:

(a)	the age of each Owner and Annuitant is 80 or younger on the Effective Date;

(b)	you do not have an Outstanding Loan Balance (if loans are permitted in the Contract);

(c)

you agree to invest exclusively in one or more of the Eligible Funds during the entire Term (other than when we may require you to invest in the money market Sub-Account under the Contract in connection with our Right to Cancel procedures);

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(d)	you agree not to invest in the DCA Fixed Account or any other fixed account which may be available in the Contract the entire time this Rider is in effect;

(e)

your election of this Rider is received, in a form satisfactory to us, at our Service Center within thirty (30) days after the Issue Date or the Contract Anniversary on which the Rider may be purchased; and

(f)	this Rider has not been previously terminated.

We reserve the right to make other purchase dates available. Only one minimum guaranteed living benefit rider may be purchased or in effect at any given time.

The Issue Date or the Contract Anniversary closest to your election of this Rider is the Effective Date of the Rider as shown on the Rider Schedule, unless you elect a Reset (if a Reset Date is shown on the Rider Schedule). A Reset will result in a new Effective Date equal to the Reset Date.

Guaranteed Accumulation Benefit Amount - The Guaranteed Accumulation Benefit Amount is equal to (a) plus (b) minus (c) where:

(a)	is the Contract Value at the start of the Term; and

(b)	is 100% of Eligible Purchase Payments as defined on the Rider Schedule; and

(c)

is a pro rata adjustment for partial withdrawals, loans, and partial annuitizations taken from the Contract during the Term. The adjustment is calculated by multiplying the Guaranteed Accumulation Benefit Amount prior to a withdrawal, loan, or annuitization by the fraction (A) / (B) where:

(A)	is the amount of the withdrawal (including any applicable withdrawal charge), loan, or annuitization; and

(B)	is the Contract Value immediately prior to the withdrawal, loan, or annuitization.

For purposes of determining the Contract Value at the start of the Term:

(1)	if this Rider is purchased on the Issue Date, the Contract Value is equal to the initial Purchase Payment; or

(2)

if this Rider is purchased on a Contract Anniversary or if you elect a Reset in the Guaranteed Accumulation Benefit Amount, the Contract Value is equal to the Contract Value on that Contract Anniversary or Reset Date.

Current Benefit Charge - The Current Benefit Charge shown on the Rider Schedule is the charge that will apply during the Term shown unless you elect a Reset in the Guaranteed Accumulation Benefit Amount (if a Reset is available) or elect to repurchase this Rider at the end of the Term (if that option is available). In those instances the Current Benefit Charge may change. However, the Current Benefit Charge will never exceed the charge then in effect for new issues of this same Rider. If we are no longer issuing this Rider, any change in the Current Benefit Charge will not result in a charge that exceeds the Maximum Benefit Charge specified on the Rider Schedule.

The Current Benefit Charge is expressed as an annual percentage and is deducted quarterly based on the Guaranteed Accumulation Benefit Amount as of the Valuation Date immediately preceding the date of deduction. Upon termination of the Rider, we will deduct the entire fee due for that quarter. This fee will be based on the Guaranteed Accumulation Benefit Amount as of the Valuation Date immediately preceding the date the termination is processed.

The Current Benefit Charge will be deducted through a pro-rata reduction of the Contract Value of the Sub-Accounts in which you are invested as of the Valuation Date immediately preceding the date of deduction. If your Contract permits loans, any Outstanding Loan Balance will be excluded from this calculation and the Current Benefit Charge will not be deducted from any portion of the Contract Value that has been segregated for a loan.

Option to Reset - If a Reset Date is shown on the Rider Schedule, you may elect to reset the Guaranteed Accumulation Benefit Amount to an amount equal to the current Contract Value as of the Reset Date, provided:

(a)	the age of each Owner and Annuitant is 80 or younger on the Reset Date;

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(b)	you do not have an Outstanding Loan Balance (if loans are permitted in the Contract);

(c)	you agree to invest exclusively in one or more of the Eligible Funds during the entire Term;

(d)	you agree not to invest in the DCA Fixed Account or any other fixed account which may be available in the Contract the entire time this Rider is in effect;

(e)

your election of a Reset in the Guaranteed Accumulation Benefit Amount is received, in a form satisfactory to us, at our Service Center within thirty (30) days after the Contract Anniversary on which the Reset may be purchased.

The Current Benefit Charge may change if you elect a Reset in the Guaranteed Accumulation Benefit Amount. However, the Current Benefit Charge will never exceed the charge then in effect for new issues of this same Rider. If we are no longer issuing this Rider, any change in the Current Benefit Charge will not result in a charge that exceeds the Maximum Benefit Charge specified on the Rider Schedule.

Once a Reset has been elected and is in effect a new Term will begin effective on the Reset Date. We will provide you with written confirmation of your Reset election.

Additional Amount - On the Valuation Date following the End of Term Date, we will apply an Additional Amount to the Contract if the Contract Value or Adjusted Contract Value, whichever is applicable, on the End of Term Date is less than the Guaranteed Accumulation Benefit Amount. If your Contract permits loans, the Additional Amount will be equal to the difference between the Guaranteed Accumulation Benefit Amount and the Adjusted Contract Value as of the End of Term Date. Otherwise, the Additional Amount will be equal to the difference between the Guaranteed Accumulation Benefit Amount and the Contract Value on the End of Term Date.

The Additional Amount applied, if any, will be allocated pro-rata based on the Sub-Accounts in which you are invested as of the End of Term Date. We will not apply an Additional Amount if the Contract Value or Adjusted Contract Value, whichever is applicable, as of the End of Term Date is greater than the Guaranteed Accumulation Benefit Amount.

Repurchase of Rider at End of Term - If a Repurchase Date is shown on the Rider Schedule you may elect to repurchase this Rider or any other Minimum Guaranteed Accumulation Benefit Rider we offer on that date for another Term provided that you meet the terms and conditions for purchasing that Rider.

The Guaranteed Accumulation Benefit Amount at the start of the new Term will equal the Contract Value on the Repurchase Date and will include the Additional Amount, if any, paid under the prior Term.

The Current Benefit Charge may change if you elect to repurchase the Rider at the end of the Term. However, the Current Benefit Charge will never exceed the charge then in effect for new issues of this same Rider. If we are no longer issuing this Rider, any change in the Current Benefit Charge will not result in a charge that exceeds the Maximum Benefit Charge specified on the Rider Schedule.

Termination of Rider - This Rider will automatically terminate on the End of Term Date or, if earlier, on the next Valuation Date following the occurrence of one of the following:

(a)

if any portion of the unloaned Contract Value is no longer invested in one of the Eligible Funds (other than when we may require you to invest in the money market Sub-Account under the Contract in connection with our Right to Cancel procedures);

(b)	if the Contract is terminated in accordance with the provisions of the Contract;

(c)	on the Death Benefit Valuation Date, unless the Contract is continued on the life of your spouse, in which case the Rider will continue with your surviving spouse as Owner;

(d)	if the ownership of this Contract changes and the new Owner is other than the spouse of the previous Owner; or

(e)

on the Start Date (If you attain age 85 prior to the End of Term Date, the annuity option that may be provided under the Contract if you do not select a required minimum distribution method will be triggered by the End of Term Date rather than age 85).

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This Rider has no surrender value or other non-forfeiture benefits upon termination. Prior to the end of the Term this Rider does not provide any benefits.

Notwithstanding anything else in your Contract, the provisions of this Rider are controlling.

All other terms and conditions as defined in the Contract remain unchanged, unless otherwise defined in this Rider.

RELIASTAR LIFE INSURANCE COMPANY

/s/ Donald W. Britton	/s/ Paula Cludray Engelke
President	Secretary

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